Exhibit 99

FOR IMMEDIATE RELEASE                         CONTACT:     Leonard E. Moodispaw
                                                                      President
                                                                   301.939.7000

                     ESSEX THIRD QUARTER AFFIRMS 2003 GROWTH
     QUARTERLY REVENUE EXCEEDS $4 MILLION; NEARLY FOUR TIMES SAME PERIOD 2002; AND CONTINUED PROFITABILITY FOR Q3 AND YEAR-TO-DATE

COLUMBIA, MD - October 29, 2003 - Essex Corporation (AMEX: EYW), reported revenue of $4,070,000 during the 3rd quarter of 2003 compared to $1,601,000 for the 3rd quarter in 2002. Revenue for the first nine months of 2003 was $11,220,000 compared to $3,094,000 during the first nine months of 2002, consistent with management's previous guidance for 2003. Essex Corporation is a technology and product innovator, skilled in signal processing, optical engineering and processing, and communications.

Net income was $11,000 for the third quarter of 2003 compared to a net loss of $182,000 in the third quarter of 2002. For the first nine months of 2003 there was net income of $66,000 compared to a net loss of $1,847,000 for the same period in 2002. The results for the first nine months of 2003 are after amortization of other intangible assets of $295,000, relating to the acquisition of Sensys Development Laboratories, Inc. (SDL) in March 2003. There was no such amortization in 2002.

"Achieving our objectives of profitability and growth for the year has demanded a unity of focus on results throughout Essex", according to Leonard E. Moodispaw, CEO and President. "Our successes this year have allowed us to achieve profitability while continuing to develop and market important new products and services."

Revenues for 2003 include $3.2 million related to the U.S. Government Missile Defense Agency program for design of a next generation advanced optoelectronic radar processor (AOP). Revenues for 2003 also include $2.5 million from Essex's new telecommunications support contract and $3.1 million from SDL.

Working capital increased to $1,241,000 from $222,000 between year end 2002 and the end of the first nine months of 2003. In 2003, shareholders' equity increased by approximately $4 million in connection with the acquisition of SDL which was predominantly acquired with common stock.

Essex currently projects that revenues for 2004 will be in the range of $25-30 million with continued profitability. This is based on contract awards in 2003 and the resulting growth in backlog. Essex expects to continue to invest in new products and services in order to build new and sustaining value for its shareholders.



                                   - M O R E -

ESSEX CORPORATION                                                   PAGE 2 OF 2
THIRD QUARTER 2003 RESULTS

ABOUT ESSEX: Essex creates solutions for today's most advanced signal and image processing challenges, serving commercial, defense and intelligence customers. For more information contact Essex Corporation, 9150 Guilford Road, Columbia MD 21046; Phone 301.939.7000; Fax 301.953.7880; E-mail info@essexcorp.com, or on the Web at WWW.ESSEXCORP.COM.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING THE TIMING AND COMPLETION OF EVENTS AND TRANSACTIONS. THESE STATEMENTS ARE BASED ON INFORMATION WE HAVE AVAILABLE TODAY, AND ESSEX DOES NOT ASSUME ANY DUTY TO UPDATE THESE NUMBERS AT ANY TIME DURING THE QUARTER OR THEREAFTER. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN OR CONTEMPLATED BY THE FORWARD-LOOKING STATEMENTS. PLEASE REFER TO THE RISK FACTORS CONTAINED IN ESSEX'S ANNUAL (10-KSB) AND QUARTERLY (10-QSB) STATEMENTS FILED WITH THE SEC.



                    ESSEX CORPORATION FINANCIAL HIGHLIGHTS
------------------------------------------------------------------------------------------------------

                               13 Week Period    13 Week Period      39 Week Period     39 Week Period
                              ---------------    --------------      --------------     --------------
                               Sept. 28, 2003    Sept. 29, 2002      Sept. 28, 2003     Sept. 29, 2002
                              ---------------------------------      ---------------------------------
                                          (unaudited)                          (unaudited)

Revenues                      $   4,070,000      $   1,601,000       $  11,220,000      $   3,094,000

Cost of Goods Sold and
Services Provided                (2,380,000)          (965,000)         (7,042,000)        (1,713,000)

Selling, General and
Administrative Expenses          (1,428,000)          (553,000)         (3,418,000)        (1,987,000)

Research and Development           (112,000)          (261,000)           (338,000)        (1,227,000)


Interest Expense                    (18,000)            (4,000)            (61,000)           (14,000)

Amortization of Other
Intangibles                        (121,000)                --            (295,000)                --
                              ---------------    ---------------     ---------------    ---------------

Net Income (Loss)             $      11,000      $    (182,000)      $      66,000      $  (1,847,000)
                              ===============    ===============     ===============    ===============

Weighted Average Number
   of Shares
       - Basic                    8,586,000          7,410,000           8,393,000          7,329,000
                              ===============    ===============     ===============    ===============

       - Diluted                  9,748,000          7,410,000           9,304,000          7,329,000
                              ===============    ===============     ===============    ===============

Net Income (Loss) per
   Common Share
       - Basic                $        0.00      $       (0.02)      $        0.01      $       (0.25)
                              ===============    ===============     ===============    ===============

       - Diluted              $        0.00      $       (0.02)      $        0.01      $       (0.25)
                              ===============    ===============     ===============    ===============

                                                                     As of September     As of September
                                                                         28, 2003           29, 2002
                                                                     ---------------    ---------------
Working Capital (Deficit)                                            $     1,241,000    $      (300,000)

Working Capital Ratio                                                         1.51:1             0.83:1

Shareholders' Equity                                                 $     4,516,000    $       390,000



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